Exhibit 99.1
News Release

Lockheed Martin Reports Fourth Quarter and Full Year 2024 Financial Results
•2024 net sales increased 5% to $71.0 billion
•Recorded pre-tax losses of $1.7 billion and $2.0 billion associated with classified programs in the fourth quarter and full year, which impacted earnings per share by $5.45 and $6.16
•Earnings per share of $2.22 in the fourth quarter and $22.31 in 2024, including impact of classified programs losses
•Cash from operations of $7.0 billion and free cash flow of $5.3 billion in 2024 after a pension contribution of $990 million
•Returned $6.8 billion of cash to shareholders through dividends and share repurchases in 2024
•Record backlog of $176.0 billion at end of 2024
•2025 financial outlook provided
BETHESDA, Md., Jan. 28, 2025 – Lockheed Martin Corporation [NYSE: LMT] today reported fourth quarter 2024 net sales of $18.6 billion, compared to $18.9 billion in the fourth quarter of 2023. Net earnings in the fourth quarter of 2024 were $527 million, or $2.22 per share, including $1.7 billion ($1.3 billion, or $5.45 per share, after-tax) of losses for classified programs, compared to $1.9 billion, or $7.58 per share, in the fourth quarter of 2023. Cash from operations was $1.0 billion in the fourth quarter of 2024, after a pension contribution of $990 million, compared to $2.4 billion in the fourth quarter of 2023. Free cash flow was $441 million in the fourth quarter of 2024, after a pension contribution of $990 million, compared to $1.7 billion in the fourth quarter of 2023. Fourth quarter 2024 results included 13 weeks, compared to 14 weeks for fourth quarter 2023, which had an unfavorable impact on sales volume across the company.
Net sales in 2024 were $71.0 billion, compared to $67.6 billion in 2023. Net earnings in 2024 were $5.3 billion, or $22.31 per share, including $2.0 billion ($1.5 billion, or $6.16 per share, after-tax) of losses for classified programs, compared to $6.9 billion, or $27.55 per share, in 2023. Cash from operations was $7.0 billion in 2024, after a pension contribution of $990 million, compared to $7.9 billion in 2023. Free cash flow was $5.3 billion in 2024, after a pension contribution of $990 million, compared to $6.2 billion in 2023.
“2024 was another successful and productive year for Lockheed Martin. Our 5% sales growth and record year-end backlog of $176 billion demonstrate the enduring global demand for our advanced defense technology and systems,” said Jim Taiclet, Lockheed Martin’s Chairman, President and CEO. “In the year, we invested over $3 billion in advancing our nation’s security through research and development and capital investment to support our customers’ missions, drive innovation and transform our operations with the latest digital and manufacturing technologies. Our strong and consistent performance also enabled us to again return greater than 100% of free cash flow to our shareholders in 2024.”
“We also continue to drive collaboration across government and all sectors of American industry to accelerate innovation, improve resilience and integrate emerging technologies to deter, and if necessary to win any potential armed conflict,” continued Taiclet.
“Lockheed Martin is committed to developing and delivering the best military capabilities in the world, better than any potential adversary can hope to have. One of our most critical investments in 2024 was in ensuring continued air superiority for the United States and its allies. We are fully committed to developing a combined air power solution set that integrates new 6th generation with current 5th generation and 4th generation aircraft using wingman drones, AI, advanced sensors in space and in the air, and 5G-level, cyber-hardened data links. Our leading technical and manufacturing capabilities, the innovative spirit that originated in our Skunk Works® operation, our incredibly capable workforce, along with the derisking actions we executed in the fourth quarter, position us well for strong performance in 2025. We look forward to working with the incoming administration to best serve our customers with highly reliable, theater-level mission solutions that can win wars while delivering compelling results to our shareholders.”

Earnings Impacts of Classified Program Losses and Other Items
During the fourth quarter of 2024, the company recognized losses associated with existing classified programs at its Aeronautics and Missiles and Fire Control (MFC) business segments.

The company's Aeronautics business segment has an existing classified fixed-price incentive fee contract that involves highly complex design and systems integration. The program includes a base contract for the initial phase of the program and multiple options for additional phases. The company previously disclosed it continues to monitor the technical requirements and its performance, the remaining work and any future changes in scope or schedule, and estimated costs to complete the program, and it may have to record additional losses in future periods if further performance issues, increases in scope, or cost growth occur. As a result of performance trends experienced in the fourth quarter 2024 and in contemplation of near-term program milestones, the company performed a comprehensive review of the program requirements, technical complexities, schedule, and risks. Based on that review, the company has identified higher projected costs in engineering and integration activities that are necessary to achieve those forthcoming milestones and recognized losses across the program phases of $410 million in the fourth quarter of 2024. As of December 31, 2024, losses for the year were approximately $555 million, including the fourth quarter loss.

The company's MFC business segment has an existing classified contract, which includes a cost-reimbursable base contract for the initial phase of the program and multiple fixed-price options for additional phases. The company previously disclosed the options may be exercised over the next several years and if performed expects they would each be at a loss. During the first quarter of 2024, the company concluded it was probable that the first option would be exercised and recognized a loss of approximately $100 million. During the fourth quarter of 2024, the company again assessed the likelihood that additional options may be exercised and now believe it is probable that all options will be exercised based on performance to date, future requirements of the program, discussions with the customer and suppliers, and anticipated customer funding, among other factors, resulting in the recognition of additional losses of approximately $1.3 billion, which is consistent with the amount the company previously disclosed. For the year ended Dec. 31, 2024, MFC recognized losses of $1.4 billion for this program, including the fourth quarter loss.

The table below provides supplemental information on the earnings and earnings per share impacts of these program losses:

	(in millions, except per share data)	Quarters Ended Dec. 31,		Years Ended Dec. 31,
		2024	2023	2024	2023
	Aeronautics classified program losses	$(410)	$—	$(555)	$—
	MFC classified program losses	(1,310)	(40)	(1,410)	(45)
	Business segment operating profit	(1,720)	(40)	(1,965)	(45)
	Unallocated other[1]	86	2	98	2
	Consolidated operating profit	(1,634)	(38)	(1,867)	(43)
	Income tax benefit[2]	343	8	392	9
	Net earnings	$(1,291)	$(30)	$(1,475)	$(34)
	Weighted average shares outstanding	237.0	246.1	239.2	251.2
	Diluted earnings per share	$(5.45)	$(0.12)	$(6.16)	$(0.14)

1	Reflects the state income tax impact associated with Aeronautics and MFC classified program losses based on a blended state tax rate of 5%.
2	Calculated using the 21% federal statutory rate.

Summary Financial Results
The following table presents the company's summary financial results.

	(in millions, except per share data)	Quarters Ended Dec. 31,		Years Ended Dec. 31,
		2024	2023	2024	2023
	Net sales	$18,622	$18,874	$71,043	$67,571

	Business segment operating profit[1,2]	$426	$2,042	$6,083	$7,389
	Unallocated items
	FAS/CAS pension operating adjustment	406	415	1,624	1,660
	Impairment and severance charges[3]	—	(92)	(87)	(92)
	Intangible asset amortization expense	(64)	(62)	(247)	(247)
	Other, net	(72)	(10)	(360)	(203)
	Total unallocated items	270	251	930	1,118
	Consolidated operating profit	$696	$2,293	$7,013	$8,507

	Net earnings	$527	$1,866	$5,336	$6,920

	Diluted earnings per share	$2.22	$7.58	$22.31	$27.55

	Cash from operations[4]	$1,023	$2,365	$6,972	$7,920
	Capital expenditures	(582)	(704)	(1,685)	(1,691)
	Free cash flow[1,4]	$441	$1,661	$5,287	$6,229

1	Business segment operating profit and free cash flow are non-GAAP measures. See the "Use of Non-GAAP Financial Measures" section of this news release for more information.
2	Business segment operating profit for the quarter and year ended Dec. 31, 2024 included losses of $1.7 billion ($1.3 billion, or $5.45 per share, after-tax) and $2.0 billion ($1.5 billion, or $6.16 per share, after-tax) at its Aeronautics and MFC business segments as a result of classified programs losses previously described.
3
Impairment and severance charges for the year ended Dec. 31, 2024 include $87 million ($69 million, or $0.29 per share, after-tax) trademark and fixed asset impairments as well as severance costs at the company's RMS business segment.

4
Cash from operations for the quarter and year ended Dec. 31, 2024 reflects a pension contribution of $990 million. See the "Cash Flows and Capital Deployment Activities" section of this news release for more information.

2025 Financial Outlook
The following table and other sections of this news release contain forward-looking statements, which are based on the company's current expectations. Actual results may differ materially from those projected. It is the company's practice not to incorporate adjustments into its financial outlook for proposed or potential acquisitions, divestitures, ventures, pension risk transfer transactions or discretionary contributions, financing transactions, changes in law, or new accounting standards until such items have been consummated, enacted or adopted. For additional factors that may impact the company's actual results, refer to the “Forward-Looking Statements” section in this news release.

	(in millions, except per share data)	2024 As Reported	2024 As Adjusted[1]	2025 Outlook[2]

	Net sales	$71,043	$71,208	~$73,750 - $74,750

	Business segment operating profit[1]	$6,083	$7,893	~$8,100 - $8,200

	Total FAS/CAS pension adjustment	$1,686	$1,686	~$1,125

	Diluted earnings per share	$22.31	$27.99	~$27.00 - $27.30

	Cash from operations	$6,972	$7,807	~$8,500 - $8,700
	Capital expenditures	$1,685	$1,685	~$1,900
	Free cash flow[1]	$5,287	$6,122	~$6,600 - $6,800

1	All 2024 As Adjusted amounts as well as business segment operating profit and free cash flow are non-GAAP measures. See the "Use of Non-GAAP Financial Measures" section of this news release for more information.
2	The company’s current 2025 financial outlook does not include any future gains or losses related to changes in valuations of the company's net assets and liabilities for deferred compensation plans or early-stage company investments. The company’s financial outlook for 2025 assumes that fiscal year 2025 appropriations bills are adopted in a timely manner, the company’s programs remain funded and that the U.S. Government does not shutdown or continue to operate under a continuing resolution for the remainder of 2025.

Cash Flows and Capital Deployment Activities
The decrease in operating and free cash flows in the quarter and year ended Dec. 31, 2024 compared to the same period in 2023 were primarily due to a pension contribution of $990 million.
The company's cash activities in the quarter and year ended 2024, included the following:
•paying cash dividends of $778 million and $3.1 billion during the quarter and year ended Dec. 31, 2024;
•paying $1.0 billion to repurchase 1.8 million shares and $3.7 billion to repurchase 7.5 million shares during the quarter and year ended Dec. 31, 2024;
•making a pension contribution of $990 million during the quarter and year ended Dec. 31, 2024;
•making a long-term debt scheduled repayment of $168 million during the year ended Dec. 31, 2024; and
•receiving net proceeds from debt issuances of approximately $1.0 billion and $3.0 billion during the quarter and year ended Dec. 31, 2024.

Segment Results
The company operates in four business segments organized based on the nature of products and services offered: Aeronautics, Missiles and Fire Control (MFC), Rotary and Mission Systems (RMS) and Space. The following table presents summary operating results of the company's business segments and reconciles these amounts to the company's consolidated financial results.

	(in millions)	Quarters Ended Dec. 31,		Years Ended Dec. 31,
		2024	2023	2024	2023
	Net sales
	Aeronautics	$8,009	$7,613	$28,618	$27,474
	Missiles and Fire Control	3,412	3,171	12,682	11,253
	Rotary and Mission Systems	4,261	4,711	17,264	16,239
	Space	2,940	3,379	12,479	12,605
	Total net sales	$18,622	$18,874	$71,043	$67,571

	Operating profit
	Aeronautics[1]	$434	$761	$2,523	$2,825
	Missiles and Fire Control[1]	(804)	395	413	1,541
	Rotary and Mission Systems	513	579	1,921	1,865
	Space	283	307	1,226	1,158
	Total business segment operating profit	426	2,042	6,083	7,389
	Unallocated items
	FAS/CAS operating adjustment	406	415	1,624	1,660
	Impairment and severance charges	—	(92)	(87)	(92)
	Intangible asset amortization expense	(64)	(62)	(247)	(247)
	Other, net	(72)	(10)	(360)	(203)
	Total unallocated items	270	251	930	1,118
	Total consolidated operating profit	$696	$2,293	$7,013	$8,507

1	Operating profit for the quarter and year ended Dec. 31, 2024 included losses of $1.7 billion ($1.3 billion, or $5.45 per share, after-tax) and $2.0 billion ($1.5 billion, or $6.16 per share, after-tax) at its Aeronautics and MFC business segments as a result of classified programs losses previously described.

For information on factors impacting comparability of the company's segment sales, operating profit and operating margins, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2023.
Consolidated net profit booking rate adjustments decreased segment operating profit by approximately $1.2 billion and $180 million in the quarter and year ended Dec. 31, 2024, which includes losses of $1.7 billion and $2.0 billion recognized on classified programs as previously described. However, consolidated net profit booking rate adjustments increased segment operating profit by approximately $470 million and $1.6 billion in the quarter and year ended Dec. 31, 2023.
Additionally, fourth quarter 2024 results included 13 weeks, compared to 14 weeks for fourth quarter 2023, which had an unfavorable impact on volume across the company.

Aeronautics

(in millions)	Quarters Ended Dec. 31,		Years Ended Dec. 31,
	2024	2023	2024	2023
Net sales	$8,009	$7,613	$28,618	$27,474
Operating profit	434	761	2,523	2,825
Operating margin	5.4%	10.0%	8.8%	10.3%
Aeronautics' net sales in the fourth quarter of 2024 increased $396 million, or 5%, compared to the same period in 2023. The increase was primarily attributable to higher net sales of $860 million on the F-35 program due to higher volume on production contracts, $700 million of which was deferred from the third quarter of 2024 to the fourth quarter of 2024 until additional contractual authorization and funding was received on the Lots 18-19 contract, and higher volume on sustainment contracts. This increase was partially offset by a decrease of $380 million on classified programs primarily driven by the sales impact of recognizing losses on one contract in the fourth quarter of 2024 as previously described.
Aeronautics’ operating profit in the fourth quarter of 2023 decreased $327 million, or 43%, compared to the same period in 2023. The decrease in operating profit was attributable to $340 million of lower profit booking rate adjustments, which includes $410 million of losses recognized on a classified contract as previously described, partially offset by a $70 million favorable profit rate adjustment following the resolution of a long-standing claim associated with a completed C-5 Galaxy aircraft contract.
Aeronautics’ net sales in 2024 increased $1.1 billion, or 4%, compared to the same period in 2023. The increase was primarily attributable to higher net sales of $1.0 billion on the F-35 program due to higher volume on sustainment, production and development contracts; and $210 million on the F-16 program due to the ramp up on production; partially offset by $200 million on classified programs primarily driven by the sales impact of recognizing losses on one contract as previously described, partially offset by higher volume across the classified programs portfolio.
Aeronautics’ operating profit in 2024 decreased $302 million, or 11%, compared to the same period in 2023. The decrease in operating profit was attributable to $375 million of lower profit booking rate adjustments, partially offset by $120 million from higher volume and program ramp up described above. The decrease in profit booking rate adjustments was primarily due to $555 million of losses recognized on a classified contract as previously described; partially offset by $155 million of favorable profit rate adjustments following the resolution of a long-standing claim associated with a completed C-5 Galaxy aircraft contract.

Missiles and Fire Control

(in millions)	Quarters Ended Dec. 31,		Years Ended Dec. 31,
	2024	2023	2024	2023
Net sales	$3,412	$3,171	$12,682	$11,253
Operating profit	(804)	395	413	1,541
Operating margin	(23.6%)	12.5%	3.3%	13.7%
MFC’s net sales in the fourth quarter of 2024 increased $241 million, or 8%, compared to the same period in 2023. The increase was primarily attributable to higher net sales of $175 million for tactical and strike missile programs due to production ramp up on the Joint Air-to-Surface Standoff Missile (JASSM), Long Range Anti-Ship Missile (LRASM) and Guided Multiple Launch Rocket Systems (GMLRS) programs; and $140 million for integrated air and missile defense programs due to production ramp up on Patriot Advanced Capability-3 (PAC-3).
MFC’s operating profit in the fourth quarter of 2024 decreased $1.2 billion, or 304%, compared to the same period in 2023. The decrease in operating profit was attributable to $1.2 billion of lower profit booking rate adjustments, which includes a $1.3 billion loss on a classified program as previously described.
MFC’s net sales in 2024 increased $1.4 billion, or 13%, compared to the same period in 2023. The increase was primarily attributable to higher net sales of $1.2 billion for tactical and strike missile programs due to production ramp up on GMLRS, LRASM and JASSM; and $145 million for integrated air and missile defense programs due to production ramp up on PAC-3.
MFC’s operating profit in 2024 decreased $1.1 billion, or 73%, compared to the same period in 2023. The decrease in operating profit was attributable to $1.2 billion of lower profit booking rate adjustments, which includes $1.4 billion in losses on a classified program previously described, partially offset by the production ramp up described above.

Rotary and Mission Systems

(in millions)	Quarters Ended Dec. 31,		Years Ended Dec. 31,
	2024	2023	2024	2023
Net sales	$4,261	$4,711	$17,264	$16,239
Operating profit	513	579	1,921	1,865
Operating margin	12.0%	12.3%	11.1%	11.5%

RMS' net sales in the fourth quarter of 2024 decreased $450 million, or 10%, compared to the same period in 2023. The decrease was primarily attributable to lower net sales of $170 million on Sikorsky helicopter programs due to the sales impact of unfavorable profit rate adjustments and lower production volume on the Seahawk program and lower production volume on the Combat Rescue Helicopter (CRH) program; $150 million for integrated warfare systems and sensors (IWSS) programs due to lower volume on Aegis; and $75 million for various C6ISR programs due to lower volume.
RMS’ operating profit in the fourth quarter of 2024 decreased $66 million, or 11%, compared to the same period in 2023. The decrease in operating profit was attributable to $80 million of lower profit booking rate adjustments. The decrease in profit booking rate adjustments was due to unfavorable profit rate adjustments on the Seahawk production program.
RMS’ net sales in 2024 increased $1.0 billion, or 6%, compared to the same period in 2023. The increase was primarily attributable to higher net sales of $750 million on IWSS programs due to higher volume on radar programs, the Canadian Surface Combatant (CSC) program and new program ramp up within the laser systems portfolio; $175 million for various C6ISR programs due to higher volume; and $140 million for Sikorsky helicopter programs due to higher production volume on the CH-53K program, partially offset by lower volume on the VH-92A program.
RMS’ operating profit in 2024 increased $56 million, or 3%, compared to the same period in 2023. The increase in operating profit was attributable to $115 million from higher volume described above and $85 million from favorable contract mix and cost recoveries, partially offset by $155 million of lower profit booking rate adjustments. The decrease in profit booking rate adjustments was due to unfavorable profit rate adjustments on the Seahawk production program, partially offset by the net impact in 2023 of both a $100 million unfavorable profit rate adjustment on Canadian Maritime Helicopter Program (CMHP) and a $65 million favorable profit rate adjustment on an international surveillance and control program that did not recur in 2024.

Space

(in millions)	Quarters Ended Dec. 31,		Years Ended Dec. 31,
	2024	2023	2024	2023
Net sales	$2,940	$3,379	$12,479	$12,605
Operating profit	283	307	1,226	1,158
Operating margin	9.6%	9.1%	9.8%	9.2%
Space's net sales in the fourth quarter of 2024 decreased $439 million, or 13%, compared to the same period in 2023. The decrease was primarily attributable to lower net sales of $360 million for national security space programs primarily due to lower volume on Next Generation Overhead Persistent Infrared (Next Gen OPIR) and classified programs; and $75 million for commercial civil space due to lower volume on the Orion program.
Space’s operating profit in the fourth quarter of 2024 decreased $24 million, or 8%, compared to the same period in 2023. The decrease was primarily attributable to $45 million of lower profit booking rate adjustments, partially offset by $15 million of higher equity earnings driven by higher launch volume from the company's investment in United Launch Alliance (ULA). The decrease in profit booking rate adjustments was due to lower favorable profit rate adjustments on classified and hypersonics programs.
Space’s net sales in 2024 decreased $126 million, or 1%, compared to the same period in 2023. The decrease was primarily attributable to lower net sales of $320 million for national security space programs due to lower volume on classified programs and $145 million for commercial civil space due to lower volume on the Orion program, partially offset by higher volume on other space exploration programs. These decreases were partially offset by higher net sales of $255 million for strategic and missile defense programs due to higher volume on FBM and reentry programs.
Space’s operating profit in 2024 increased $68 million, or 6%, compared to the same period in 2023. The increase was primarily attributable to $100 million related to favorable contract mix and cost recoveries across the portfolio, partially offset by $55 million of lower profit booking rate adjustments due to lower net favorable profit rate adjustments on the Orion program and $25 million of higher equity earnings driven by higher launch volume from the company's investment in ULA.
Total equity earnings (ULA) represented approximately $15 million, or 5% and $45 million, or 4% for the quarter and year ended Dec. 31, 2024. Total equity earnings for the quarter ended Dec. 31, 2023 was not significant and $20 million, or 2% for the year ended Dec. 31, 2023.

Income Taxes

The company's effective income tax rate was (1.5)% and 13.0% for the quarters ended Dec. 31, 2024 and 2023. The lower effective income tax rate is due to lower pre-tax earnings, as a result of the classified programs losses previously described, which reduced the effective income tax rate by 18.6% for the quarter ended Dec. 31, 2024. The company's effective income tax rate was 14.2% and 14.5% for the years ended Dec. 31, 2024 and 2023. The classified program losses previously described reduced pre-tax earnings and reduced the effective income tax rate by 2.0% for the year ended Dec. 31, 2024. The rates for all periods benefited from tax deductions for foreign derived intangible income, research and development tax credits, dividends paid to the company's defined contribution plans with an employee stock ownership plan feature and employee equity awards.
Use of Non-GAAP Financial Measures
This news release contains the following non-generally accepted accounting principles (non-GAAP) financial measures (as defined by U.S. Securities and Exchange Commission (SEC) Regulation G). While management believes that these non-GAAP financial measures may be useful in evaluating the financial performance of the company, this information should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. In addition, the company's definitions for non-GAAP financial measures may differ from similarly titled measures used by other companies or analysts.
Business segment operating profit
Business segment operating profit represents operating profit from the company's business segments before unallocated income and expense. This measure is used by the company's senior management in evaluating the performance of its business segments and is a performance goal in the company's annual incentive plan. Business segment operating margin is calculated by dividing business segment operating profit by sales. The table below reconciles the non-GAAP measure business segment operating profit with the most directly comparable GAAP financial measure, consolidated operating profit.

	(in millions)	2025 Outlook
	Business segment operating profit (non-GAAP)	~$8,100 - $8,200
	FAS/CAS operating adjustment[1]	~1,520
	Intangible asset amortization expense	~(240)
	Other, net	~(465)
	Consolidated operating profit (GAAP)	~$8,915 - $9,015

1	Reflects the amount by which total CAS pension cost of $1.6 billion exceeds FAS pension service cost and excludes non-service FAS pension expense. Refer to the supplemental table "Selected Financial Data" included in this news release for a detail of the FAS/CAS operating adjustment.

Free cash flow
Free cash flow is cash from operations less capital expenditures. The company's capital expenditures are comprised of equipment and facilities infrastructure and information technology (inclusive of costs for the development or purchase of internal-use software that are capitalized). The company uses free cash flow to evaluate its business performance and overall liquidity and it is a performance goal in the company's annual and long-term incentive plans. The company believes free cash flow is a useful measure for investors because it represents the amount of cash generated from operations after reinvesting in the business and that may be available to return to stockholders and creditors (through dividends, stock repurchases and debt repayments) or available to fund acquisitions or other investments. The entire free cash flow amount is not necessarily available for discretionary expenditures, however, because it does not account for certain mandatory expenditures, such as the repayment of maturing debt and future pension contributions.

Adjusted net sales; adjusted business segment operating profit; adjusted net earnings; adjusted diluted earnings per share (EPS); adjusted cash from operations; adjusted free cash flow
Adjusted net sales, adjusted business segment operating profit, adjusted net earnings, adjusted diluted EPS, adjusted cash from operations, and adjusted free cash flow were impacted by classified program losses as previously described, favorable profit rate adjustments following the resolution of a long-standing claim associated with a completed C-5 Galaxy aircraft contract and a pension contribution. Management believes the presentation of these measures adjusted for the impacts of these items is useful to investors in understanding the company’s underlying business performance and comparing performance from period to period. The tax effects related to each adjustment that impacted net earnings are based on a blended tax rate that combines the federal statutory rate of 21% plus an estimated state tax rate.

	(in millions, except per share data)
		2024 As Reported	Aero Classified Program Losses	MFC Classified Program Losses	C-5 Claim Resolution	Pension Contribution	2024 As Adjusted (non-GAAP)
	Net sales[1]	$71,043	$320	$—	$(155)	$—	$71,208

	Business segment operating profit[2]	$6,083	$555	$1,410	$(155)	$—	$7,893

	Net earnings[1]	$5,336	$417	$1,058	$(116)	$—	$6,695

	Diluted earnings per share[1]	$22.31	$1.74	$4.42	$(0.48)	$—	$27.99

	Cash from operations[1]	$6,972	$—	$—	$(155)	$990	$7,807
	Capital expenditures[1]	1,685	—	—	—	—	1,685
	Free cash flow[2]	$5,287	$—	$—	$(155)	$990	$6,122

[1]	The amounts labeled "2024 As Reported" represent financial results in accordance with GAAP.
[2]	The amounts labeled "2024 As Reported" represent financial results that have been adjusted and presented as non-GAAP measures.

Webcast and Conference Call Information

Lockheed Martin Corporation will webcast live the earnings results conference call (listen-only mode) on Tuesday, Jan. 28, 2025, at 11:00 a.m. ET on the Lockheed Martin Investor Relations website at www.lockheedmartin.com/investor. The accompanying presentation slides and relevant financial charts are also available at www.lockheedmartin.com/investor.

For additional information, visit the company’s website: www.lockheedmartin.com.

About Lockheed Martin

Lockheed Martin is a global defense technology company driving innovation and advancing scientific discovery. Our all-domain mission solutions and 21st Century Security® vision accelerate the delivery of transformative technologies to ensure those we serve always stay ahead of ready. More information at www.lockheedmartin.com.

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Media Contacts:
Rebecca Miller, Director, Global Media Relations
+1 301-214-3030, media.relations@lmco.com

Investor Relations Contacts:
Maria Ricciardone, Vice President, Treasurer and Investor Relations
Christopher Fritz, Director, Investor Relations
+1 301-897-6800, investor.relations@lmco.com

Forward-Looking Statements

This news release contains statements that, to the extent they are not recitations of historical fact, constitute forward-looking statements within the meaning of the federal securities laws, and are based on Lockheed Martin’s current expectations and assumptions. The words “believe,” “estimate,” “anticipate,” “project,” “intend,” “expect,” “plan,” “outlook,” “scheduled,” “forecast” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially due to factors such as:

•the company's reliance on contracts with the U.S. Government, which are dependent on U.S. Government funding and can be terminated for convenience, and the company's ability to negotiate favorable contract terms;
•budget uncertainty, the risk of future budget cuts, the impact of continuing resolution funding mechanisms and the debt ceiling and the potential for government shutdowns and changing funding and acquisition priorities;
•    risks related to the development, production, sustainment, performance, schedule, cost and requirements of complex and technologically advanced programs, including the F-35 program;
•    planned production rates and orders for significant programs, compliance with stringent performance and reliability standards, and materials availability, including government furnished equipment;
•the timing of contract awards or delays in contract definitization as well as the timing and customer acceptance of product deliveries and performance milestones;
•the company's ability to recover costs under U.S. Government contracts and the mix of fixed-price and cost-reimbursable contracts;
•    customer procurement policies that shift risk to contractors, including competitively bid programs with fixed-price development work or follow-on production options or other financial risks; and the impact of investments, cost overruns or other cost pressures and performance issues on fixed price contracts;
•changes in procurement and other regulations and policies affecting the company's industry, export of its products, cost allowability or recovery, preferred contract type, and performance and progress payments policy;
•    performance and financial viability of key suppliers, teammates, joint ventures (including United Launch Alliance), joint venture partners, subcontractors and customers;
•    economic, industry, business and political conditions including their effects on governmental policy;
•    the impact of inflation and other cost pressures;
•the impact of pandemics and epidemics on the company’s business and financial results, including supply chain disruptions and delays, employee absences, and program delays;
•    government actions that prevent the sale or delivery of the company's products (such as delays in approvals for exports requiring Congressional notification);
•    trade policies or sanctions (including Chinese sanctions on the company or its suppliers, teammates or partners, U.S. Government sanctions on Türkish entities and persons, and indirect effects of sanctions on Russia to the company's supply chain);
•    the company's success expanding into and doing business in adjacent markets and internationally and the risks posed by international sales;
•    changes in foreign national priorities and foreign government budgets and planned orders, including potential effects from fluctuations in currency exchange rates;
•    the competitive environment for the company's products and services, including competition from startups and non-traditional defense contractors;
•    the company's ability to develop and commercialize new technologies and products, including emerging digital and network technologies and capabilities;
•the company's ability to benefit fully from or adequately protect its intellectual property rights;
•    the company's ability to attract and retain a highly skilled workforce and the impact of work stoppages or other labor disruptions;
•    cyber or other security threats or other disruptions faced by the company or its suppliers;

•    the company's ability to implement and continue, and the timing and impact of, capitalization changes such as share repurchases, dividend payments and financing transactions;
•    the accuracy of the company's estimates and projections;
•    changes in pension plan assumptions and actual returns on pension assets; cash funding requirements and pension risk transfers and associated settlement charges;
•    realizing the anticipated benefits of acquisitions or divestitures, investments, joint ventures, teaming arrangements or internal reorganizations, and market volatility affecting the fair value of investments that are marked to market;
•    the company's efforts to increase the efficiency of its operations and improve the affordability of its products and services, including through digital transformation and cost reduction initiatives;
•    the risk of an impairment of the company's assets, including the potential impairment of goodwill and intangibles;
•    the availability and adequacy of the company's insurance and indemnities;
•    impacts of climate change and compliance with laws, regulations, policies, and customer requirements in response to climate change concerns;
•    changes in accounting, U.S. or foreign tax, export or other laws, regulations, and policies and their interpretation or application, and changes in the amount or reevaluation of uncertain tax positions; and
•    the outcome of legal proceedings, bid protests, environmental remediation efforts, audits, administrative reviews, government investigations or government allegations that the company has failed to comply with law, other contingencies and U.S. Government identification of deficiencies in its business systems.

These are only some of the factors that may affect the forward-looking statements contained in this news release. For a discussion identifying additional important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, see the company’s filings with the U.S. Securities and Exchange Commission including, but not limited to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the company’s most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q. The company’s filings may be accessed through the Investor Relations page of its website, www.lockheedmartin.com/investor, or through the website maintained by the SEC at www.sec.gov.

The company’s actual financial results likely will be different from those projected due to the inherent nature of projections. Given these uncertainties, forward-looking statements should not be relied on in making investment decisions. The forward-looking statements contained in this news release speak only as of the date of its filing. Except where required by applicable law, the company expressly disclaims a duty to provide updates to forward-looking statements after the date of this news release to reflect subsequent events, changed circumstances, changes in expectations, or the estimates and assumptions associated with them. The forward-looking statements in this news release are intended to be subject to the safe harbor protection provided by the federal securities laws.

Lockheed Martin Corporation
Consolidated Statements of Earnings
(unaudited; in millions, except per share data)

		Quarters Ended Dec. 31,		Years Ended Dec. 31,
		2024	2023	2024	2023
	Net sales	$18,622	$18,874	$71,043	$67,571
	Cost of sales	(17,932)	(16,579)	(64,113)	(59,092)
	Gross profit	690	2,295	6,930	8,479
	Other income (expense), net	6	(2)	83	28
	Operating profit[1]	696	2,293	7,013	8,507
	Interest expense	(264)	(254)	(1,036)	(916)
	Non-service FAS pension income	15	111	62	443
	Other non-operating income (expense), net	72	(5)	181	64
	Earnings before income taxes	519	2,145	6,220	8,098
	Income tax expense	8	(279)	(884)	(1,178)
	Net earnings	$527	$1,866	$5,336	$6,920
	Effective tax rate	(1.5%)	13.0%	14.2%	14.5%

	Earnings per common share
	Basic	$2.23	$7.61	$22.39	$27.65
	Diluted	$2.22	$7.58	$22.31	$27.55

	Weighted average shares outstanding
	Basic	236.0	245.2	238.3	250.3
	Diluted	237.0	246.1	239.2	251.2

	Common shares reported in stockholders’ equity at end of period			234	240

1	Operating profit for the quarter and year ended Dec. 31, 2024 included losses of $1.7 billion ($1.3 billion, or $5.45 per share, after-tax) and $2.0 billion ($1.5 billion, or $6.16 per share, after-tax) at its Aeronautics and MFC business segments as a result of classified programs losses previously described.

Lockheed Martin Corporation
Business Segment Summary Operating Results
(unaudited; in millions)

		Quarters Ended Dec. 31,			Years Ended Dec. 31,
		2024	2023	% Change	2024	2023	% Change
	Net sales
	Aeronautics	$8,009	$7,613	5%	$28,618	$27,474	4%
	Missiles and Fire Control	3,412	3,171	8%	12,682	11,253	13%
	Rotary and Mission Systems	4,261	4,711	(10%)	17,264	16,239	6%
	Space	2,940	3,379	(13%)	12,479	12,605	(1%)
	Total net sales	$18,622	$18,874	(1%)	$71,043	$67,571	5%

	Operating profit
	Aeronautics[1]	$434	$761	(43%)	$2,523	$2,825	(11%)
	Missiles and Fire Control[1]	(804)	395	(304%)	413	1,541	(73%)
	Rotary and Mission Systems	513	579	(11%)	1,921	1,865	3%
	Space	283	307	(8%)	1,226	1,158	6%
	Total business segment operating profit	426	2,042	(79%)	6,083	7,389	(18%)
	Unallocated items
	FAS/CAS operating adjustment	406	415		1,624	1,660
	Impairment and severance charges	—	(92)		(87)	(92)
	Intangible asset amortization expense	(64)	(62)		(247)	(247)
	Other, net	(72)	(10)		(360)	(203)
	Total unallocated items	270	251	8%	930	1,118	(17%)
	Total consolidated operating profit	$696	$2,293	(70%)	$7,013	$8,507	(18%)

	Operating margin
	Aeronautics	5.4%	10.0%		8.8%	10.3%
	Missiles and Fire Control	(23.6%)	12.5%		3.3%	13.7%
	Rotary and Mission Systems	12.0%	12.3%		11.1%	11.5%
	Space	9.6%	9.1%		9.8%	9.2%
	Total business segment operating margin	2.3%	10.8%		8.6%	10.9%

	Total consolidated operating margin	3.7%	12.1%		9.9%	12.6%

1	Operating profit for the quarter and year ended Dec. 31, 2024 included losses of $1.7 billion ($1.3 billion, or $5.45 per share, after-tax) and $2.0 billion ($1.5 billion, or $6.16 per share, after-tax) at its Aeronautics and MFC business segments as a result of classified programs losses previously described.

Lockheed Martin Corporation
Selected Financial Data
(unaudited; in millions)

	2025 Outlook	2024 Actual
Total FAS (expense) income and CAS cost
FAS pension (expense) income	$(445)	$2
Less: CAS pension cost	1,570	1,684
Total FAS/CAS pension adjustment	$1,125	$1,686

Service and non-service cost reconciliation
FAS pension service cost	$(50)	$(60)
Less: CAS pension cost	1,570	1,684
Total FAS/CAS pension operating adjustment	1,520	1,624
Non-service FAS pension (expense) income	(395)	62
Total FAS/CAS pension adjustment	$1,125	$1,686

Lockheed Martin Corporation
Consolidated Balance Sheets
(unaudited, in millions, except par value)

	Dec. 31, 2024	Dec. 31, 2023
Assets
Current assets
Cash and cash equivalents	$2,483	$1,442
Receivables, net	2,351	2,132
Contract assets	12,957	13,183
Inventories	3,474	3,132
Other current assets	584	632
Total current assets	21,849	20,521

Property, plant and equipment, net	8,726	8,370
Goodwill	11,067	10,799
Intangible assets, net	2,015	2,212
Deferred income taxes	3,557	2,953
Other noncurrent assets	8,403	7,601
Total assets	$55,617	$52,456

Liabilities and equity
Current liabilities
Accounts payable	$2,222	$2,312
Salaries, benefits and payroll taxes	3,125	3,133
Contract liabilities	9,795	9,190
Current maturities of long-term debt	643	168
Other current liabilities	3,635	2,134
Total current liabilities	19,420	16,937

Long-term debt, net	19,627	17,291
Accrued pension liabilities	4,791	6,162
Other noncurrent liabilities	5,446	5,231
Total liabilities	49,284	45,621

Stockholders’ equity
Common stock, $1 par value per share	234	240
Additional paid-in capital	—	—
Retained earnings	14,551	15,398
Accumulated other comprehensive loss	(8,452)	(8,803)
Total stockholders’ equity	6,333	6,835
Total liabilities and equity	$55,617	$52,456

Lockheed Martin Corporation
Consolidated Statements of Cash Flows
(unaudited; in millions)

	Years Ended Dec. 31,
	2024	2023
Operating activities
Net earnings	$5,336	$6,920
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	1,559	1,430
Stock-based compensation	277	265
Deferred income taxes	(588)	(498)
Impairment and severance charges	87	92
Classified programs losses	1,965	45
Changes in assets and liabilities
Receivables, net	(219)	373
Contract assets	(109)	(865)
Inventories	(478)	(44)
Accounts payable	(93)	151
Contract liabilities	605	702
Income taxes	131	(133)
Qualified defined benefit pension plans	(992)	(378)
Other, net	(509)	(140)
Net cash provided by operating activities	6,972	7,920

Investing activities
Capital expenditures	(1,685)	(1,691)
Other, net	(107)	(3)
Net cash used for investing activities	(1,792)	(1,694)

Financing activities
Issuance of long-term debt, net of related costs	2,970	1,975
Repayments of long-term debt	(168)	(115)
Repurchases of common stock	(3,700)	(6,000)
Dividends paid	(3,059)	(3,056)
Other, net	(182)	(135)
Net cash used for financing activities	(4,139)	(7,331)

Net change in cash and cash equivalents	1,041	(1,105)
Cash and cash equivalents at beginning of period	1,442	2,547
Cash and cash equivalents at end of period	$2,483	$1,442

Lockheed Martin Corporation
Other Financial and Operating Information
(unaudited; in millions, except for aircraft deliveries and weeks)

Backlog	Dec. 31, 2024	Dec. 31, 2023
Aeronautics	$62,763	$60,156
Missiles and Fire Control	38,783	32,229
Rotary and Mission Systems	38,117	37,726
Space	36,377	30,456
Total backlog	$176,040	$160,567

	Quarters Ended Dec. 31,		Years Ended Dec. 31,
Aircraft Deliveries	2024	2023	2024	2023
F-35	62	18	110	98
F-16	7	3	16	5
C-130J	8	8	21	21
Government helicopter programs	25	28	72	52
Commercial helicopter programs	1	2	1	6
International military helicopter programs	8	10	17	11

	Number of Weeks in Reporting Period[1]	2025	2024	2023
	First quarter	13	13	12
	Second quarter	13	13	13
	Third quarter	13	13	13
	Fourth quarter	13	13	14

1	Calendar quarters are typically comprised of 13 weeks. However, the company closes its books and records on the last Sunday of each month, except for the month of Dec., as its fiscal year ends on Dec. 31. As a result, the number of weeks in a reporting quarter may vary slightly during the year and for comparable prior year periods.